Exhibit 5.1

[LETTERHEAD OF BALCH & BINGHAM LLP]

June 10, 2004

Affirmative Insurance Holdings, Inc.

4450 Sojourn Drive, Suite 500

Addison, Texas 75001

Re:	Affirmative Insurance Holdings, Inc.

Registration Statement on Form S-1 (File No. 333-113793)

Ladies and Gentlemen:

We have acted as counsel to Affirmative Insurance Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 (File No. 333-113793) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), including a related prospectus to be filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus”), regarding (i) the issuance by the Company of up to 5,083,000 shares of the Company’s common stock, par value $0.01 per share (together with any additional shares of such stock reflected in the Prospectus that may be issued by the Company pursuant to Rule 430A under the Act, the “Company Shares”), and (ii) the sale by certain selling stockholders (the “Selling Stockholders”) of an aggregate of up to 6,325,000 shares of the Company’s common stock, par value $0.01 per share, which shares have been issued and outstanding (together with any additional shares of such stock reflected in the Prospectus that may be sold by the Selling Stockholders pursuant to Rule 430A under the Act, the “Selling Stockholder Shares”).

We have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to certain factual matters, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(i) upon issuance and sale of the Company Shares in the manner and for the consideration contemplated in the Registration Statement and related Prospectus and in accordance with resolutions adopted by the Board of Directors of the Company, the Company Shares will be validly issued, fully paid and nonassessable; and

(ii) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ BALCH & BINGHAM LLP

BALCH & BINGHAM LLP